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EXHIBIT 6.7
                            PURCHASE ORDER ACKNOWLEDGMENT
                           Imagenetix/Organic Technologies
                            Purchase Order Number #: 1112
                                 Customer #: 00651
                                Date: March 17, 1999
                           Data Entered by: Angela Babcock

SOLD TO:                      1st SHIPMENT TO:
Imagenetix                    Pacific Encapsulation
1702 Macero Street            415 Figeroa Street
Attn: Accounts Payable        Attn:
Escondido, CA 92029           Wilmington, CA 90744

Product                   Delivery Date   Quantity          Price
Cetyl Myristoleate, 20%      ASAP         10,200 lb    $62.00/kg (Exhibit "A")

                                   SPECIFICATIONS:
     See attached Specification Sheet

Terms: Net 15 Days   FOB: Coshocton   Delivery: Exhibit "A"   Ship: Motor
                                                              Freight, Collect

Special Notes and Instructions:
     Accelerated payment schedule as outlined in Exhibit "A" is acceptable Organic Technologies to notify Imagenetix 2 weeks prior to initial shipment.

Any subsequent change(s) in this Purchase Order does (do) not become binding until acknowledged and incorporated as a modification to the original contract in writing by Organic Technologies (OT). If not acknowledged, WOT retains the sole option to impose the terms of the original purchase order in question.

WARRANTIES: Organic Technologies will warrant to each purchaser that products will meet the specifications provided by the purchaser. Organic Technologies will disclaim all implied warrantees including, without limitation, any implied warranties of merchantability, fitness for a particular purpose and non-infringement of the intellectual property rights of third parties.

                                  EXHIBIT "A"

Price & Payment          $62.00 per Kilo, payable over a 6 month

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                         period of time

                         $60.00 per Kilo, payable over a 4 month
                         period of time

                         $55.00 per Kilo, payable within 90 days of first shipment

First Right of Refusal   Imagenetix is to receive the first right of
                         refusal for the remaining CM produced
                         (estimated 10,000 Kilos+ @ $60.00 per kilo)

Initial Shipment         Initial shipment will be in the amount of
                         1,700 Kilos (10 drums) and OT will advise
                         Imagenetix approximately 2 weeks before
                         initial shipment is made

                                   IMAGENETIX

/s/ David B. Wiley, CEO            /s/ William P. Spencer
                                   President